Exhibit 99.1

FOR IMMEDIATE RELEASE

MOTIVE HOSTS FINANCIAL ANALYST DAY

Company to Review Software Vision for Broadband 2.0 and the Digital Home

AUSTIN, Texas, Nov. 29, 2005 – Today, Motive is hosting its annual Financial Analyst Day in New York City, where the company’s key executives will discuss Motive’s business opportunities and the role of management automation software in enabling the delivery of next-generation broadband – or Broadband 2.0 – services: home networking, Internet Protocol Television (IPTV) and Voice over Internet Protocol (VoIP).

Half of the world’s largest broadband providers currently use Motive software to automate costly processes such as subscriber activation, support and updates of high-speed Internet services. Motive is expanding availability of these solutions in new geographies. In markets where high-speed Internet adoption is high, the company is offering new technologies to address the emerging Digital Home opportunity. These technologies help providers manage the complex web of devices, networks and platform technologies upon which next-generation broadband services depend.

During the Financial Analyst Day meeting, Motive’s management team will discuss relevant industry themes and feedback from its sixth annual customer conference, Motivation 2005, which was held earlier this month and attended by many of the leading thinkers in broadband and telecommunications technologies. In addition, Motive’s team will review the company’s plans for expanding its strong customer base and fine-tuning its business model to the Broadband 2.0 opportunity.

The following topics will be discussed in the meeting:

•	The market evolution from Broadband 1.0 services, which is characterized by simple high-speed data, to Broadband 2.0 offerings, which represent a complex convergence of Digital Home technologies;

•	Motive’s strong customer base and plans to expand into new territories;

•	Strategic relationships with leading broadband technology and hardware vendors including Alcatel and customer premises equipment providers;

•	New innovative management products for addressing next-generation broadband services;

•	The company’s evolving business model including the addition of shorter-term licensing arrangements.

“Motive has been instrumental in the delivery of broadband services to millions of consumers worldwide. And we are keenly focused on extending this position into the Digital Home, where we are already partnering with some of the industry’s leading providers in trials and initial deployments,” said Scott Harmon, Motive’s chief executive officer. “I believe that this early role in Broadband 2.0 and our presence in emerging territories give us unique insight into the requirements for establishing and maintaining successful, long-term customer relationships. As a result, I believe that our go-forward business model is ahead of our competition in accommodating some of the newest trends in software licensing, whereby revenue is tied directly to the use of new services.”

Motive executives will also provide certain financial guidance for 2006. In connection with such guidance, core revenue is expected to be in the range of $55 million to $60 million, total revenue is expected to be in the range of $58 million to $63 million, and pro forma earnings per share is expected to be in the range of ($0.30) to ($0.20).

To listen to a replay of the financial analyst presentation, and to review a copy of the presentation slides used by Motive’s management, go to the Investor Relations section of Motive’s Web site: www.motive.com.

About Motive, Inc.

Motive, Inc. (NASDAQ: MOTVE) has pioneered a unique approach to designing management services into Internet-era networks, systems and applications. Motive’s software makes complex products and services self-managing, reducing overhead costs and optimizing customers’ return on investment. Companies worldwide have relied on Motive’s software to provide a range of problem remediation and configuration management tasks for more than 45 million endpoints. Founded in 1997, Motive is headquartered in Austin, Texas, and has offices in Europe and Asia. For more information, visit www.motive.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties concerning our expected financial performance, as well as our future business prospects and product and service offerings. Our actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, us and past reported results should not be considered as an indication of future performance. These potential risks and uncertainties include, among other things: our concentrated customer base; collection of existing accounts receivable from resellers, intended restatement of our prior period results, the mix of perpetual and term licenses; the effect of the timing of the recognition of revenue from products licensed; our typically long sales cycle; the dependence of our financial growth on the continued success and acceptance of our existing and new product and service offerings; our ability to market our products in new geographic areas; the compatibility of our software with hardware and software platforms that are used by our customers and their subscribers now or in the future; the ability to attract and retain key personnel; the intensely competitive nature of the market for our products and services; and the additional risk factors described in our SEC filings, which are available at the SEC’s website at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this release, and we assume no obligation to update any information contained in this press release.

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Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Press Contact:

Cybele Diamandopoulos

Motive, Inc.

512-506-4272

cdiamand@motive.com

Investor Contact:

April Downing

Motive, Inc.

512-531-1038

ir@motive.com